EXHIBIT 99.1

Encore Acquisition Company Announces 2003 Results; 10% Increase in Annual Production; 35% Increase in Cash Flow from Operations

FORT WORTH, Texas — February 11, 2004 — Encore Acquisition Company (“Encore”) (NYSE: EAC) today reported:

	Full Year

	2003	2002	Increase

$ in millions (except per share and production amounts)
Net income	$63.6	$37.7	69%
Diluted earnings per share	$2.10	$1.25	68%
Revenues	$220.1	$160.7	37%
Cash flow from operations	$123.8	$91.5	35%
Development capital	$99.0	$80.3	23%
Daily production volumes (BOE)	22,218	20,273	10%

Net income for the full year of 2003 available to common shareholders increased to $63.6 million, or $2.10 per diluted share, on revenues of $220.1 million. Net income for the year ended December 31, 2003 includes a $0.9 million ($0.03 per diluted share) cumulative effect of accounting change resulting from the adoption of Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” on January 1, 2003. This compares to full year 2002 net income of $37.7 million, or $1.25 per diluted share, on revenues of $160.7 million. For 2003, cash flow from operations increased 35% to $123.8 million from $91.5 million for the comparative period in 2002. The increase in net income and cash flow from operations from 2002 was primarily a result of higher production and higher commodity prices throughout the year.

Net income for the fourth quarter 2003 was $15.7 million, or $0.51 per diluted share, on revenues of $57.3 million. The Company’s comparative fourth quarter 2002 net income was $11.3 million, or $0.38 per diluted share, on revenues of $47.1 million. Net income received the benefit of both higher production and higher commodity prices during the fourth quarter 2003 as compared to the fourth quarter 2002. Cash provided by operating activities for the fourth quarter 2003 was $29.0 million, a 17% decrease from $35.0 million reported for the same period last year. Before changes in working capital, cash flow from operations increased 21% to $31.9 million for the fourth quarter of 2003 compared to $26.4 million for the fourth quarter of 2002.

Chairman and Chief Executive Officer, I. Jon Brumley, commented “Encore experienced an outstanding year both operationally and financially and achieved several milestones that will benefit the Company for many years to come. We were successful growing production through the drill bit as well as establishing a new core area in North Louisiana. Most importantly, we began the first phase of our full scale implementation of High-Pressure Air Injection Program as we began injecting air in Little Beaver in December. We expect to see increased production there in 2005.”

Jonny Brumley, President, said “With our solid balance sheet, and a strong technical team, we are ready to continue our success in 2004. We plan to implement full scale High-Pressure Air Injection in Pennel later this year. Additionally, we are well positioned to take advantage of other opportunities that may arise.”

Production

Production volumes for the year increased 9.6% to 8.1 million barrels of oil equivalent (“MMBOE”) (22,218 BOE per day), compared with 2002 production of 7.4 MMBOE (20,273 BOE per day). Oil represented 81% and 82% of the Company’s total BOE production in 2003 and 2002, respectively. The increase in production is due to the Company’s continued successful development and exploitation program as well as the Elm Grove acquisition. Realized prices, including the effects of hedging, averaged $26.72 per barrel and $4.83 per Mcf during 2003, increases of 19.6% and 52.8%, respectively, from the prior year. On a combined basis, prices increased 25% during 2003 to $27.14 per BOE from $21.72 per BOE in 2002.

Fourth quarter 2003 production averaged 22,712 BOE per day, a 4.6% increase from 21,708 BOE per day for the same period in 2002. Realized prices, including the effects of hedging, averaged $27.24 per barrel and $4.70 per Mcf during the fourth quarter of 2003, increases of 15.4% and 20.2%, respectively, from the same period of 2002. On a combined basis, prices increased 16.4% during the fourth quarter of 2003 to $27.44 per BOE from $23.58 per BOE in the same period in 2002.

Year-End Reserves

As previously announced, the Company’s independent petroleum engineers, Miller and Lents, Ltd., estimated Encore’s proved oil and natural gas reserves to be 141 MMBOE as of December 31, 2003. During 2003, Encore added 21 MMBOE at an all-in reserve replacement cost of $7.42 per BOE, replacing 255% of the 8 MMBOE it produced in 2003. Including revisions, the development program added 14.4 MMBOE (178% of Encore’s production) at a cost of $6.86 per BOE. Included in the Company’s reserve additions are 12.5 MMBOE of high-pressure air volumes. The 12.5 MMBOE represents the first reserves related to the Company’s High-Pressure Air Injection (“HPAI”) Program in the Cedar Creek Anticline (“CCA”) of Montana and North Dakota. Encore’s three year “all-in” reserve replacement costs, including revisions, are $5.60 per BOE with a reserve replacement ratio of 329%. Oil reserves accounted for 84% of total proved reserves, and 78% of proved reserves are proved developed. The Company’s reserve-to-production ratio is 17 years for total proved reserves and 14 years for proved developed reserves.

Excluding revisions and acquisitions, the Company’s 2003 finding and development costs were $5.52 per BOE. Including total acquisition capital of $54.6 million for the Elm Grove acquisition, the reserve replacement costs before revisions were $6.35 per BOE.

Operations Update

Encore finished 2003 with total oil and natural gas related capital expenditures of $153.6 million.

The Company invested $99.0 million in its development and exploitation program, drilling 137 gross (103.5 net) wells. Included in this program were 18 gross (17.2 net) injection wells. Additionally, the Company invested $54.6 million for the Elm Grove acquisition in Northern Louisiana.

Liquidity Update

At December 31, 2003, long-term debt was $179.0 million, including $150.0 million of Senior Subordinated Notes due June 15, 2012 and $29.0 million of bank debt. The Company had $241.0 million available under its credit facility at year-end 2003. At December 31, 2003 the Company’s capitalization was $538.0 million of which is 33.3% debt and 66.7% equity.

2004 Outlook

Encore’s board has approved a 2004 capital budget of $140.0 million. The company will continue its drilling program as well as HPAI programs, waterflood operations, workovers and recompletions. The Company anticipates running five to seven drilling rigs to support a 150 to 170 well drilling program.

For 2004, Encore plans to expand the Pennel HPAI project to phase two, and complete phase one and two of the Little Beaver project. The board approved capital budget includes $34.0 million for these two projects. Phase two of Pennel will be implemented due to positive results currently seen in the Pennel HPAI pilot program, which was initiated in July 2002. Phase one and two of Little Beaver, consisting of a total of 29 injectors, will be completed by the fourth quarter of 2004.

Encore has floors in place for 17,000 barrels of oil per day during 2004. The first half of the year’s production is floored at an average price of $23.16, while the second half of 2004 has downside protection at an average price of $23.91. The Company has capped 7,000 barrels of oil per day at an average price of $29.06 for the first six months of 2004. For the second half of 2004, the Company has capped 5,000 barrels of oil per day at an average price of $28.33. Encore has swapped 500 barrels of oil per day at an average price of $26.48 for the full year 2004. In regards to the Company’s natural gas hedging program for the full year 2004, the Company has downside protection in place for 20,000 Mcf at an average price of $4.07 per Mcf, 7,500 capped at an average price of $6.02 per Mcf, and 5,000 Mcf is swapped at an average price of $5.01 per Mcf. An attached schedule summarizes the full hedging program.

Production volumes for the first quarter of 2004 are expected to be approximately 21,600 BOE per day, after giving effect to net profits interest volumes of 1,000 BOE per day (which may vary due to oil prices). Direct lifting costs for first quarter 2004 are expected to average approximately $5.10 per BOE.

For the full year, the Company expects total production volumes to be within a range of 22,600 to 22,900 BOE per day without acquisitions. Production and severance taxes are anticipated to remain at approximately 9.1% of oil and natural gas revenues. General and administrative expenses are expected to average approximately $1.00 per BOE for the year. Depreciation, depletion and amortization (“DD&A”) during 2004 should be approximately $4.60 per BOE. Income taxes during 2004 are expected to be at an effective rate of 36% with approximately 93% deferred.

Conference Call

Encore will host a conference call and webcast at 9:00 a.m. CST on February 11, 2004. The conference call can be accessed by dialing (877) 356-9552 and supplying the title “Encore Acquisition Company Fourth Quarter 2003 Conference Call” and the webcast can be accessed via http://www.encoreacq.com.

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma, the Powder River Basin of Montana, the Paradox Basin of Utah and the North Louisiana Salt Basin of Louisiana.

This press release includes forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this press release relate to, among other things, the following: expected capital expenditures and the focus of the Company’s capital program; the implementation of the Company’s High-Pressure Air Program; production increases; the Company’s drilling program, anticipated prices for oil and natural gas; projected revenues, lifting costs, lease operating expenses, general and administrative expenses, taxes and DD&A; anticipated production; expected hedging positions; projected borrowings under the Company’s credit facility; and our effective tax rate. However, the assumptions of management and the future performance of Encore are both subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: diversion of management’s attention from existing operations while pursuing acquisitions; difficulties integrating acquisitions; complications resulting from increasing the scope and geographic diversity of our operations; inaccuracies in the assessment of reserves and daily and annual production; inaccuracies in our assumptions regarding the expected revenues, lease operating expenses, production taxes and other items of income and expense; the amount, nature and timing of capital expenditures; drilling of wells; timing and amount of future production of oil and natural gas; operating hazards; operating costs and other expenses and marketing of oil and natural gas. Actual results could differ materially from those presented in the forward-looking statements. Encore undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Encore’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Contacts:

Roy W. Jageman
Executive Vice President and CFO
(817)-339-0861

Rani M. Wainwright
Assistant Treasurer
(817)-339-0919

(All data in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

	(unaudited)
Consolidated Statements of Operations:
Revenues
Oil	$44,677	$39,358	$176,351	$134,854
Natural gas	12,665	7,728	43,745	25,838

Total revenues	57,342	47,086	220,096	160,692
Expenses:
Production -
Lease operations	9,958	8,936	37,846	30,678
Production, ad valorem, and severance taxes	5,300	4,573	22,013	15,653
General and administrative (excluding non-cash stock based comp)	1,884	1,688	8,680	6,150
Non-cash stock based compensation	154	—	614	—
Depletion, depreciation, and amortization	9,573	8,185	33,530	34,550
Derivative fair value (gain) loss	933	11	(885)	(900)
Other operating	1,568	847	3,481	2,045

Total operating expenses	29,370	24,240	105,279	88,176

Operating income	27,972	22,846	114,817	72,516 (a)
Interest and other	(3,879)	(4,364)	(15,937)	(12,215)

Income before income taxes and cumulative effect of accounting change	24,093	18,482	98,880	60,301
Current income tax benefit (provision)	656	(405)	(991)	745
Deferred income tax provision	(9,087)	(6,741)	(35,111)	(23,361)

Income before cumulative effect of accounting change	15,662	11,336	62,778	37,685
Cumulative effect of accounting change, net of taxes	—	—	863	—

Net income	$15,662	$11,336	$63,641	$37,685

Income before cumulative effect of accounting change per common share:
Basic	$0.52	$0.38	$2.09	$1.25
Diluted	0.51	0.38	2.07	1.25
Net income per common share:
Basic	$0.52	$0.38	$2.11	$1.25
Diluted	0.51	0.38	2.10	1.25
Weighted average common shares outstanding:
Basic	30,160	30,034	30,102	30,031
Diluted	30,473	30,200	30,333	30,161

	Year Ended
	December 31,

	2003	2002

Condensed Consolidated Statements of Cash Flows:
Net income	$63,641	$37,685
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash and other items	69,842	57,103
Changes in operating assets and liabilities	(9,665)	(3,279)

Cash provided by operating activities	123,818	91,509
Cash used in investing activities	(153,747)	(159,316)
Financing activities
Proceeds from issuance of common stock	176,127	—
Purchase of treasury stock	(175,560)	—
Proceeds from issuance of 8 3/8% notes	—	150,000
Net proceeds from (payments on) long-term debt	13,000	(62,000)
Other	3,736	(7,251)

Cash provided by financing activities	17,303	80,749

Increase (decrease) in cash and cash equivalents	(12,626)	12,942
Cash and cash equivalents, beginning of period	13,057	115

Cash and cash equivalents, end of period	$431	$13,057

	December 31,	December 31,
	2003	2002

Condensed Balance Sheets:
Total assets	$672,138	$549,896

Liabilities	$134,163	$87,630
Long-term debt	179,000	166,000
Stockholders’ equity	358,975	296,266

Total liabilities and stockholders’ equity	$672,138	$549,896

Working capital (b)	$(52)	$12,489

(a)	In accordance with the provisions of Statement of Financial Accounting Standards No. 145 the extraordinary loss from early extinguishment of debt of $174,000, net of tax, for the year ended December 31, 2002 has been reclassified to operating income.

(b)	Working capital is defined as current assets minus current liabilities. Excluding the mark-to-market value of the Company’s financial derivative instruments, at December 31, 2003 and 2002 the Company’s working capital was $2.4 million and $17.8 million, respectively.

Encore Acquisition Company

Selected Financial Data

	Three Months Ended		Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

Production volumes:
Oil (MBbls)	1,640	1,668	6,601	6,037
Natural gas (MMcf)	2,696	1,975	9,051	8,175
Combined (MBOE)	2,090	1,997	8,110	7,399
Daily production volumes:
Oil (Bbls)	17,828	18,130	18,085	16,540
Natural gas (Mcf)	29,309	21,467	24,798	22,397
Combined (BOE)	22,712	21,708	22,218	20,273
Average prices:
Oil ($/Bbl)	$27.24	$23.60	$26.72	$22.34
Natural gas ($/Mcf)	4.70	3.91	4.83	3.16
Combined ($/BOE)	27.44	23.58	27.14	21.72
Average costs ($/BOE):
Lease operations expense	$4.77	$4.47	$4.67	$4.15
Production, ad valorem, and severance taxes	2.54	2.29	2.71	2.12
G&A (excluding non-cash stock based compensation)	0.90	0.85	1.07	0.83
DD&A	4.58	4.10	4.13	4.67

Encore Acquisition Company

Changes in Proved Reserves
(unaudited)

			Natural
	Oil		Gas		Combined
	(MBbls)		(MMcf)		(MBOE)

Balance, December 31, 2001	91,369	(a)	75,687	(a)	103,983	(a)

Acquisitions of minerals-in-place	14,555		5,434		15,461
Extensions and discoveries	9,605		23,643		13,546
Revisions of estimates	2,182		3,229		2,719
Production	(6,037)		(8,175)		(7,399)

Balance, December 31, 2002	111,674	(b)	99,818	(b)	128,310	(b)
Acquisitions of minerals-in-place	13		37,464		6,257
Extensions and discoveries	16,730		7,176		17,926
Revisions of estimates	(4,084)		3,543		(3,493)
Production	(6,601)		(9,051)		(8,110)

Balance, December 31, 2003	117,732	(c)	138,950	(c)	140,890	(c)

(a)	Average prices used in estimating proved reserves at December 31, 2001 were $19.84 per Bbl and $2.57 per Mcf.

(b)	Average prices used in estimating proved reserves at December 31, 2002 were $31.20 per Bbl and $4.79 per Mcf.

(c)	Average prices used in estimating proved reserves at December 31, 2003 were $32.55 per Bbl and $5.83 per Mcf.

Encore Acquisition Company

Derivative Summary as of December 31, 2003

Oil Hedges

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)

Jan — June 2004	17,000	23.16	7,000	29.06	500	26.48
July — Dec 2004	17,000	23.91	5,000	28.33	500	26.48
Jan — June 2005	2,500	23.00	2,000	30.41	1,000	25.12
July — Dec 2005	1,500	23.00	1,500	30.18	1,000	25.12
Jan — Dec 2006	—	—	—	—	2,000	25.03
Jan — Dec 2007	—	—	—	—	2,000	25.11

Natural Gas Hedges

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)

Jan — Dec 2004	20,000	4.07	7,500	6.02	5,000	5.01
Jan — Dec 2005	—	—	—	—	5,000	4.63

Interest Rate Swap

Expiration	Notional	Encore Pays	Encore Receives

June 15, 2005	$80,000,000	LIBOR + 3.89%	8.375%